Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

F.N.B. CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—		—
Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	457(f)	9,800,000	N/A	$103,449,201	0.0000927	$9,589.75
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—
	Total Offering Amounts							$9,589.75
	Total Fees Previously Paid							$9,589.75
	Total Fee Offsets							—
	Net Fee Due							—

*	Originally filed on July 21, 2022. Amended effective August 9, 2022.
(1)

The maximum number of shares of F.N.B. Corporation common stock estimated to be issuable upon the completion of the proposed merger of UB Bancorp with and into F.N.B. Corporation. This number is based on the number of shares of UB Bancorp common stock estimated to be outstanding, or reserved for issuance pursuant to outstanding awards under equity-based compensation plans of UB Bancorp as of the date hereof and the exchange of each such share for 1.61 shares of F.N.B. Corporation common stock pursuant to the Agreement and Plan of Merger, dated as of May 31, 2022, between F.N.B. Corporation and UB Bancorp (the “merger agreement”). This registration statement also relates to an indeterminate number of shares of F.N.B. Corporation common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s shares of common stock was calculated in accordance with Rule 457(c) under the Securities Act based upon the market value of the shares of UB Bancorp common stock to be cancelled and exchanged for the registrant’s shares of common stock in connection with the proposed merger as follows: the product of (i) 6,039,066, the estimated maximum possible number of shares of UB Bancorp common stock which may be cancelled and exchanged in the proposed merger, and (ii) $17.13, the average of the high and low prices for a share of UB Bancorp common stock reported on the OTCQX Best Market on July 15, 2022.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000927.